Exhibit 99.1

American Strategic Investment Co. (NYSE: NYC) Fourth Quarter and Full Year 2023 Earnings Call

Executives

Michael Anderson - President & CEO

Joseph Marnikovic – CFO

Operator

Good morning and welcome to the American Strategic Investment Co.'s Fourth Quarter and Year-End 2023 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Curtis Parker, Senior Vice President. Please go ahead.

Curtis

Thank you, operator. Good morning, everyone and thank you for joining us for ASIC's Fourth Quarter and Year-End Earnings Call. This event is also being webcast in the Investor Relations section of our website. Joining me today on the call to discuss the quarter's results are Michael Anderson, American Strategic Investment Company's Chief Executive Officer, and Joe Marnikovic, the Chief Financial Officer.

The following information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. Please review the forward-looking and cautionary statements section at the end of our Fourth Quarter 2023 earnings release for various factors that could cause actual results to differ materially from forward-looking statements made during our call today. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings, including the Form 10-K filed for the year ended December 31, 2023 filed on April 1, 2024, for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this call are only made as of the date of this call. As stated in our SEC filings, ASIC disclaims any intent or obligation to update or revise these forward-looking statements except as required to do so by law. Please note that all fourth quarter 2023 financial information is unaudited. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial and operating performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

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I will now turn the call over to Michael Anderson, Chief Executive Officer. Please go ahead, Michael.

Michael Anderson

Thanks, Curtis. Good morning and thank you for joining us. Today we will discuss our results for the fourth quarter and full year 2023.

Two of the most important initiatives for ASIC in 2023 were leasing and controlling costs. Through the end of the fourth quarter, we completed 15 new leases which contributed to a 400-basis point growth in occupancy within our real estate portfolio to 86.7%, from 82.7% at the end of 2022. As part of our expense reduction efforts, early in the fourth quarter we sold the Hit Factory, a small, unoccupied asset for which we had been exploring strategic options. The sale generated $4.2 million in cash proceeds and eliminated annual carrying costs of approximately $300,000.

Our existing portfolio consists of seven real estate assets throughout New York City, primarily in Manhattan. At year end, our $725.1 million, 1.2 million square foot portfolio had increasing occupancy and a weighted average remaining lease term of 6.5 years. Our New York City centric portfolio features a mix of large, investment grade tenants, of whom the top ten tenants are 79% investment grade or implied investment grade, based on straight-line rent, with a weighted-average remaining lease term of 8.6 years. Investment-grade tenants in our portfolio include Weill Cornell Medical, CVS, and government agencies.

We continue to focus our leasing efforts on securing tenants in resilient industries, such as well-capitalized financial service companies and medical institutions. Our core office properties are located in sub-markets with close proximity to major transportation hubs. One such sub-market in particular, Midtown South, remains a desirable area for office leasing, which we believe will enable us to build on the positive momentum we have produced at 200 West 41st Street and 1140 Avenue of the Americas. These two properties saw us increase occupancy by 900 basis points and 600 basis points, respectively, since the fourth quarter of 2022.

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Our strong leasing results are led by our asset management team, who has worked closely with existing tenants and the brokerage community to sign new and renewal leases, including tenant expansions. In 2023, we completed 15 new leases totaling over 100,000 square feet and $4.6 million of straight-line rent, including five in the fourth quarter that totaled almost 48,000 square feet and $1.6 million of straight-line rent. As we look ahead, the commencement of the leases currently in our pipeline would further increase portfolio occupancy to 87.9%.

We remain committed to strengthening our existing portfolio of real estate assets as we explore additional income-generating investments. In recent years we have taken advantage of opportunities to invest in the long-term future of our portfolio, and will continue to pursue transactions that we believe will be accretive to shareholders.

With that, I'll turn it over to Joe Marnikovic to go over the fourth quarter and full-year 2023 results. Joe?

Joseph Marnikovic

Thanks Michael. Revenue was $62.7 million for the year ended December 31, 2023 compared to $64.0 million in 2022. Revenue for the fourth quarter 2023 was $15.4 million, compared to $16.2 million in the fourth quarter of 2022. The company's full year GAAP net loss attributable to common stockholders was $105.9 million compared to a net loss of $45.9 million in 2022. Net loss for the quarter was $73.9 million compared to $10.1 million for the fourth quarter in 2022. Net loss for the quarter was primarily impacted by a $66.1 million non-cash impairment on one of the company's office properties in midtown Manhattan. This non-cash impairment resulted from the ongoing pressures being experienced by the industry as it relates to office leasing and, specifically, to a reduction in the fair value of this investment due to, among other factors, a reduced anticipated hold period for the property. Excluding the non-cash impairments, the net loss for 2023 would have been approximately $39.4 million, or a $6.5 million improvement over 2022.

Adjusted EBITDA for 2023 was $11.9 million and was $3.4 million for the fourth quarter. Cash NOI for the full year was $27.3 million and was $6.3 million in the fourth quarter. For the fourth quarter of 2023, our FFO attributable to common stockholders was negative $1.5 million compared to negative $2.4 million last year.

Core FFO was negative $1.2 million in the fourth quarter, or negative $0.52 per share, compared to negative $0.2 million, or negative $0.11 per share, in the fourth quarter of 2022.

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As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplemental and Form 10-K.

NYC maintains a relatively conservative balance sheet, with 100% fixed-rate debt and prudent net leverage of 47.0%. We ended the fourth quarter with net debt of $394.2 million at a weighted-average effective interest rate of 4.4% and a weighted average remaining debt term of 3.2 years. As we have previously discussed, all of our debt is fixed-rate or swapped to fixed rate, after we locked in interest rates while they were broadly at historic lows.

With that, I'll turn the call back to Michael for some closing remarks.

Michael Anderson

Great, thank you, Joe. Before we conclude, I want to thank you on behalf of the entire team for your many contributions as our CFO. We wish you well in your retirement.

At the same time, we welcome Michael LeSanto as our new CFO. Mike joined us in 2020 as senior portfolio controller, then served as the Company's Chief Accounting Officer from 2021 through 2024. Mike and I are looking forward to the year ahead and to building on the solid foundation of our portfolio.

Let me end by reiterating a few of our accomplishments from last year. We expanded our investment strategy and changed the name of the Company at the beginning of the year, and followed that with a rights offering to shareholders. Leasing activity throughout the year culminated in occupancy growth of 4% year over year. Our current leasing pipeline is expected to increase occupancy to 87.9% and would add approximately $800,000 of additional straight-line rent. We believe we are positioned well to build on our progress in 2024, which we look forward to sharing with you.

Thank you for joining us today and, Operator, please open the line for questions.

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